EXHIBIT 99.1

[LOGO] STURM, RUGER & COMPANY, INC.
       SOUTHPORT, CONNECTICUT 06890 U.S.A.

FOR IMMEDIATE RELEASE

              STURM, RUGER & COMPANY, INC. ANNOUNCES RETIREMENT OF
  ROBERT R. STUTLER AS VICE PRESIDENT OF PRESCOTT OPERATIONS AND APPOINTMENT OF
                      MARK T. LANG AS GROUP VICE PRESIDENT

SOUTHPORT, CT - February 19, 2008 - Sturm, Ruger & Company, Inc. (NYSE:RGR) announced that Robert R. Stutler has retired as Vice President of Prescott Operations as of February 15, 2008, and that Mark T. Lang has been hired as Group Vice President effective February 18, 2008. Mr. Lang will initially be responsible for management of the Prescott firearms division following Mr. Stutler's retirement.

Mr. Stutler was employed with Sturm, Ruger since 1987, becoming General Manager of Prescott, Arizona operations in 1990, and Vice President of Prescott operations in 2006. Over his twenty-year career, Mr. Stutler made significant contributions to the success of the Prescott division and the design of some of the Company's most popular firearms. Mr. Stutler is well-known within the firearms industry and outdoor media, and is an avid outdoorsman, shooter and firearms enthusiast.

An engineer by degree, Mark Lang has held senior management positions in manufacturing and operations within the consumer goods and industrial products markets. In Mark's recent position as President of the Custom Products Business at Mueller Industries, Inc., he led the business integration and growth of several acquisitions. Through re-engineering of the new product development process and utilization of lean manufacturing techniques, record growth was obtained in revenues and profits for the division. Prior to joining Mueller, Mark was the Vice President of Operation for the Automotive Division of Thomas and Betts, Inc. where he led the division's global manufacturing strategic initiatives, implemented two acquisitions and integrated a minority joint venture. Prior to Thomas and Betts, Mark held senior level management positions with Black and Decker's True Temper Sports Division and the North American Power Tool Accessories Division. Mark began his career as a graduate of General Electric's Manufacturing Management Program in 1981 and then advanced through management positions in manufacturing. Mark holds a Bachelor of Science degree in Environmental Engineering from the University of Florida in 1978, and a Masters of Science degree in Industrial Engineering from the University of Tennessee in 1989. Mark is also a firearms enthusiast and active Cowboy Action shooter.

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      "We sincerely thank Bob Stutler for his dedication, hard work, and creativity, which lead to his many important contributions to Ruger and the success of our Prescott, Arizona operations. We will miss Bob and we all wish him the very best in his retirement. At the same time, we look forward to Mark Lang joining our management team and we believe that Mark's experience and achievements in successful divisional management, product development, lean manufacturing and acquisition integrations will help to ensure Ruger's continued success," commented Company CEO Michael O. Fifer.

About Sturm, Ruger

      Sturm, Ruger was founded in 1949 and is one of the nation's leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with plants located in Newport, NH and Prescott, AZ.

                            Sturm, Ruger & Co., Inc.
                     Arms Makers for Responsible Citizens(R)
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